FOR IMMEDIATE RELEASE
Contact:   Maurice H. Sullivan Jr.
(617) 254-0707

Peoples Federal Bancshares, Inc.
Announces Completion Date of Conversion and Stock Offering

Brighton, Massachusetts June 30, 2010 – Peoples Federal Bancshares, Inc., the proposed holding company for Peoples Federal Savings Bank, announced today that it expects to close its conversion and stock offering on Tuesday, July 6, 2010.

Shares of Peoples Federal Bancshares, Inc. are expected to begin trading on Wednesday, July 7, 2010, on the NASDAQ Capital Market under the symbol “PEOP.”   The stock offering will close at the adjusted maximum of the offering range.  Peoples Federal Bancshares, Inc. will sell 6,612,500 shares of common stock at $10.00 per share in its subscription offering.  Additionally, Peoples Federal Bancshares, Inc. will contribute 529,000 shares of its common stock to Peoples Federal Savings Bank Charitable Foundation, a not-for-profit charitable foundation that Peoples Federal Savings Bank has established in connection with the stock offering.

At a special meeting of the members of Peoples Federal MHC held on June 28, 2010, the members of Peoples Federal MHC approved Peoples Federal MHC’s Plan of Conversion and also approved the establishment and funding of Peoples Federal Savings Bank Charitable Foundation.

The Board of Directors, Officers and Employees of Peoples Federal Savings Bank express their gratitude for the overwhelming support for the offering by their customers, pledge their best efforts toward the opportunities ahead, and look forward to serving the needs of their customers and new stockholders.

Peoples Federal Bancshares, Inc. received approximately $88 million of subscriptions in the subscription offering.  The offering was oversubscribed by eligible account holders of Peoples Federal Savings Bank, i.e., depositors having eligible accounts as of December 31, 2008. Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and set forth in Peoples Federal MHC’s Plan of Conversion and Reorganization.  The ESOP’s order will also be filled in full.  Supplemental eligible account holders as of March 31, 2010, as well as other depositors and certain borrowers as of April 30, 2010 of Peoples Federal Savings Bank will not have their orders filled.

If you are an eligible account holder, i.e., a depositor having an eligible account as of December 31, 2008, and would like to confirm your allocation, please contact the Conversion Center at (617) 254-1340, which will be open from 9:30 a.m. to 5:00 p.m., Eastern Time, on Tuesday, July 6, 2010 and Wednesday, July 7, 2010 for this purpose.  Stock certificates and subscription refunds will be processed promptly after the close of the transaction.

The subscription offering was managed by Sandler O’Neill & Partners, L.P.  Luse Gorman Pomerenk & Schick, P.C. acted as counsel to Peoples Federal Bancshares, Inc. and Peoples Federal Savings Bank.

Peoples Federal Savings Bank, a federally chartered, FDIC-insured savings bank, was organized in 1888.  The Bank is headquartered in Brighton, Massachusetts and provides financial services to individuals, families and businesses in the Boston metropolitan area through its six banking offices located in Suffolk County and Norfolk County, Massachusetts.

This news release contains certain forward-looking statements about the proposed conversion and stock offering of Peoples Federal Bancshares, Inc.  These include statements regarding the anticipated completion date of the stock offering, the trading market for the shares of common stock and the processing of subscription refunds.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in general economic conditions, legislative and regulatory changes and changes in the securities markets.

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